                                                                    EXHIBIT 12.1

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                Years ended June  30,
                                    ------------------------------------------------------------------------------
                                         2005            2004             2003            2002           2001
                                    ---------------  --------------  ---------------  -------------  -------------
Income (loss) from continuing
operations before income taxes         ($11,662)          $7,385         $45,949          $36,683       $11,013
Add:
 Fixed Charges                           20,287           20,275          20,244           20,109           557
Less:
 Capitalized interest                         -                -               -                -             -
                                    -----------      -----------     -----------      -----------   -----------
Earnings, as adjusted                    $8,625          $27,660         $66,193          $56,792       $11,570
                                    ===========      ===========     ===========      ===========   ===========
Fixed charges:
 Interest (gross)                       $19,829          $19,829         $19,828          $19,829          $275
Portion of rent representative of
the interest factor                         458              446             416              280           282
                                    -----------      -----------     -----------      -----------   -----------
 Fixed charges                          $20,287          $20,275         $20,244          $20,109          $557
                                    ===========      ===========     ===========      ===========   ===========
Deficiency of earnings available
to cover fixed charges                 ($11,662)             N/A             N/A              N/A           N/A
                                    ===========      ===========     ===========      ===========   ===========
Ratio of earnings to fixed charges          N/A              1:1             3:1              3:1          21:1

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                                      E-54